News Release

Luby's, Inc.
2211 Northeast Loop 410
P.O. Box 33069
San Antonio, Texas 78265-3069
210/654-9000
www.lubys.com

For additional information contact: Adam Carter, Communications Director, 832-435-3084

FOR IMMEDIATE RELEASE

Luby's Announces Second-Quarter Debt Pay-Downs, Same-Store Sales Increase
- Same-Store Sales Increase 1.3% for the Quarter, Debt Pay-Downs Total $8.8 Million -
- Company Announces Progress on Refinancing -

SAN ANTONIO, TX - February 24, 2004 - Luby's, Inc. (NYSE: LUB) today announced same-store sales increased 1.3% for the second quarter ending February 11, 2004, over the same quarter last year. The Company also announced pay-downs of $8.8 million in bank debt during the second quarter, $6.8 million from real estate sales and $2.0 million from cash reserves, resulting in an end-of-quarter debt balance of $80.0 million.

"I'm pleased with the Company's preliminary same-store sales and debt pay-down results for the second quarter," said Chris Pappas, President and CEO. "We attribute the same-store sales increase, in part, to improved holiday sales and increased sales of our combination meals. In addition, we have continued to pay down debt as we outlined when we launched our business plan a year ago."

The Company generally does not release financial information until the release of its full earnings. However, because of the timing of this year's Annual Meeting of Shareholders (which will be held on February 26, 2004), preliminary sales and debt pay-down figures were available for the second quarter. The Company made the decision to release this information to provide shareholders with current operational results prior to that meeting.

Luby's also announced it has made progress in its efforts to refinance its bank debt. The Company has engaged J.P. Morgan Securities Inc. to pursue a refinancing of this debt, and the refinancing process is under way.

Finally, Luby's announced the new menu items that will be featured as part of its new spring promotion. For the promotion, Luby's has placed an emphasis on seafood items. New additions to the menu include Teriyaki Salmon, Grilled Tuna Steak, Blackened Tilapia, and a Fried Shrimp and Catfish Platter. The recently introduced Greek, Asian Chicken, and Tuna salads will remain on the menu, as will traditional favorites like Luby's Fried Fish, Chicken Fried Steak, and Chicken Fried Chicken.

"Our improvements are a result of the focus and attention being paid to the key components of our business by our management team," continued Pappas. "We are proud of what is happening in the restaurants, and we encourage everyone to come into Luby's and try our new menu items."

Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its 140 restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states.  Luby's stock is traded on the New York Stock Exchange (symbol LUB).  For more information about Luby's, visit the Company's website at www.lubys.com.

The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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